Exhibit 10.16

Dec 19, 2015

Board Candidate – Zhanhuai Cheng

Address: Room 259-4, Building No.2 Shengli Street, Jianan District, Wuhan City, China.

Re: Offer to Join the Board of Directors of KIRIN International Holding, Inc.

Dear Zhanhuai Cheng:

I am pleased to extend you an offer to join the Board of Directors (the “Board”) of KIRIN International Holding, Inc. (“KIRIN International”). Your appointment to the Board is subject to the approval of KIRIN International Holding, Inc. Board of Directors and the following outlines certain of your responsibilities as a member of the Board, which responsibilities will commence at the Board meeting held in Dec 19, 2015, or as soon thereafter as Board of Director approval is obtained:

•	Generally: You shall have all responsibilities of a Director of the Company imposed by Nevada or applicable law, the Certificate of Incorporation, as may be amended from time to time, and Bylaws, as may be amended from time to time, of KIRIN International Holding, Inc. These responsibilities shall include, but shall not be limited to, the following:

•	Attendance: Use best efforts to attend scheduled meetings of the Board;

•	Act as a Fiduciary: Represent the shareholders and the interests of KIRIN International Holding, Inc. as a fiduciary;

•	Participation: Participate as a full voting member of the Board in setting overall objectives, approving plans and programs of operation, formulating general policies, offering advice and counsel, serving on Board Committees, and reviewing management performance; and

As a member of the Board, you agree to execute an acknowledgement in the form attached hereto. In addition, upon your joining the Board, KIRIN International Holding, Inc. will enter into a customary indemnification agreement with you.

In consideration for your joining the Board, The Company will grant a cash compensation of $2,000 per month, paid in arrears, which starts from 01/01/2016.

I trust that this offer is satisfactory to you and look forward to you joining the Company as a member of the Board. Please indicate your acceptance of this offer by signing below and returning one copy of this offer to me by Dec 19, 2015. By signing below you acknowledge that you have read this agreement and fully understand the nature and effect of it and the terms contained herein and that the said terms are fair and reasonable and correctly set out your understanding and intention.

I look forward to having you on board with KIRIN International Holding, Inc. and trust your relationship with KIRIN International Holding, Inc. will be challenging and exciting.

Yours very truly,

Signature:	/s/Xiangyao Liu

President and Chief Executive Officer

KIRIN International Holding, Inc.

I, Zhanhuai Cheng, accept the offer as stated above.

Signature:	/s/Zhanhuai Cheng

Date:	12/19/2015